FOR IMMEDIATE RELEASE

CYALUME TECHNOLOGIES HOLDINGS, INC. APPOINTS MICHAEL J. PELLICCI AS CHIEF FINANCIAL OFFICER

West Springfield, Mass., - April 30, 2013 – Cyalume Technologies Holdings, Inc. (OTCBB: CYLU) (“the Company” or “Cyalume”) today announced that it has appointed Michael J. Pellicci as the Company’s Chief Financial Officer, effective immediately. Mr. Pellicci will succeed Michael Bielonko, who will assume the responsibilities of Vice President of Finance.

Mr. Pellicci, 49, has extensive management experience with small- and medium-sized companies. Most recently he held the positions of President, Chief Executive Officer and Chairman of Tropical Shipping and Construction Company Limited (“Tropical”), a containerized shipping company that was a subsidiary of Nicor and then AGL Resources (through the merger of Nicor and AGL Resources in December 2011). He joined Tropical in March 2006 as its Chief Financial Officer. Prior to Tropical, he was Senior Vice President – Finance and Planning, Treasurer & Chief Accounting Officer at Seabulk International, Inc., a shipping company operating in the tanker, towing and offshore segments. Seabulk was acquired by SEACOR Holdings Inc. in July 2005, and Mr. Pellicci remained with that company through January 2006 as Vice President – Finance. Previously, he held several financial positions including Director of Corporate Finance and Corporate Controller at Caraustar Industries, Inc., a manufacturer of recycled paperboard and converted products. Mr. Pellicci is a Certified Public Accountant. He holds a B.S. in Business Administration from The Citadel and an M.B.A. from Georgia State University.

Cyalume’s President & CEO, Zivi Nedivi noted, “I am very pleased to welcome Mike Pellicci to our team. I believe that his wealth of financial experience coupled with his impressive roster of leadership positions in a variety of industries will greatly benefit Cyalume. Mike Bielonko has played an important role in Cyalume’s growth and evolution for the last several years, and I am happy that he has agreed to remain an active member of our management team."

Mr. Pellici noted, “I look forward to becoming an integral part of Cyalume’s management team and continuing to grow the business through internal development and M&A activity. I am confident that this management team can execute upon the vision and plan Zivi has strategically laid out.”

About Cyalume Technologies Holdings, Inc.

Cyalume designs and manufactures non-pyrotechnic tactical products and training solutions for the world's militaries and law enforcement agencies, as well as for certain safety markets. Cyalume is the exclusive supplier to the U.S. and NATO-country militaries for all of their chemical light needs and operates manufacturing facilities in the U.S. and France. Through its subsidiary Cyalume Specialty Products, Cyalume also manufactures specialty chemical components for various markets.

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Cyalume Technologies News Release	Page 2
April 30, 2013

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Company’s anticipated growth. These forward-looking statements are based upon management's expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the effect of regional and global economic and industrial market conditions including our expectations concerning their impact on the markets we serve; the effect of conditions in the financial and credit markets and their impact on the Company and our customers and suppliers; the impact of the Company's cost reduction initiatives; the Company's ability to execute its business plan to meet its sales, operating income, cash flow and capital expenditure guidance; the impact on the Company's gross profit margins as a result of changes in product mix; the Company's vulnerability to industry conditions and competition; the effect of any interruption in the Company's supply of raw materials or a substantial increase in the price of raw materials; ongoing capital expenditures and investment in research and development; compliance with any changes in government regulations and environmental and health and safety laws; the effect on the Company's international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates as the Company's non-U.S. sales continue to increase; reliance for a significant portion of the Company's total revenues on a limited number of large organizations and the continuity of business relationships with major customers; the loss of key personnel; the nature and extent of military operations being conducted by customers.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Cyalume's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:
Cyalume Technologies Holdings, Inc.	Investor Relations Counsel:
Michael Pellicci	The Equity Group Inc.
Chief Financial Officer	Lena Cati (212) 836-9611
(413) 858-2500	lcati@equityny.com
www.cyalume.com	www.theequitygroup.com

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